Rule 424(b)(3)
                                                 Registration Number 333-63239



                        FIRST COMMUNITY BANCSHARES, INC.


         We have modified the terms of our Rights and Warrants as follows:

o Extended the expiration date for exercise of the Rights from January 29, 1999 at 5:00 p.m. to March 30, 1999 at 5:00 p.m., Indianapolis time;

o        Reduced the exercise price of the Rights from $11 to $10 per share; and

o        Reduced the exercise price of the Warrants from $11 to $10 per share.

         The Rights and Warrants are for a maximum of 131,000 shares each and hence this change will reduce the maximum amount of proceeds which may be received from each offering by $131,000. As of the date of this Prospectus Supplement, Rights for 15,153 shares of Common Stock have been exercised by 24 persons. Persons who have already exercised the Rights will receive a refund of $1 per share.

         We have also reduced the conversion price of the 7% Convertible Notes from $12.10 to $11.00 per share.
























  This Prospectus Supplement Must Be Accompanied by and Read in Conjunction with the Amended Prospectus dated December 4, 1998. The date of this Prospectus Supplement is January 27, 1999.